Exhibit 99.1

Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ANNOUNCES RETIREMENT OF CHAIRMAN BRYAN WILLIAMS FROM

BOARD OF DIRECTORS AND APPOINTMENT OF CHRISTINE WHITE AS LEAD DIRECTOR

San Diego – January 30, 2013 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today that Professor Bryan R.G. Williams, Ph.D., will not stand for re-election to MEI Pharma’s Board of Directors upon the expiration of his term at the Company’s next Annual Meeting of Stockholders. Professor Williams has been a member of the Board since March 2006 and has served as Chairman since November 2006.

“It has been a tremendous experience working with the Board and management team of MEI Pharma,” said Professor Williams. “My decision to retire from the Board is driven in part by my increasing responsibilities as Director of the Monash Institute of Medical Research in Melbourne. I also believe that this is the right time to hand over the leadership of the Board to a successor with extensive drug development experience as the Company advances its drug candidates into later stage clinical testing. I wish the Company and its shareholders continued success in the future.”

“It has been a pleasure and a great honor to have served with Bryan,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “Bryan’s leadership on the board was critical during the Company’s transition from R&D to clinical development and he has been a source of strength for our Board over the course of the past seven years. On behalf of all of us, I would like to thank him for the significant contributions he has made to the Company. I am confident that we will find a qualified and proven successor as Chairman to help us continue in the strategic direction that Bryan helped to put in place.”

Effective upon Professor Williams’ retirement, Christine A. White, M.D., will serve as Lead Director until a new Chairman has been appointed. The Board’s Nomination Committee has commenced a process to select a successor, reviewing both internal and external candidates, including consideration of candidates proposed by new investors Vivo Ventures and New Leaf Ventures.

“Christine is a highly experienced director and well suited for this role. Her guidance will help to ensure a smooth transition and provide the Board time to identify an ideal candidate for the next stage of our Company’s growth,” Dr. Gold added. “In addition, her knowledge of oncology drug development and regulatory affairs coupled with her experience as a clinical oncologist continue to pay dividends as we diligently prepare for the initiation of several Phase II clinical trials in the months ahead.”

Dr. White was appointed as a director in August 2010. She was with Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the clinical development, regulatory affairs and commercialization of oncology drugs Rituxan® and Zevalin®. Dr. White also serves as a member of the board of directors of Arena Pharmaceuticals. Dr. White earned her B.A. in Biology and her M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral histone deacetylase (HDAC) inhibitor being developed for advanced hematologic malignancies such as myelodysplastic syndrome (MDS) and acute myeloid leukemia (AML). Results from a pilot Phase II clinical trial of Pracinostat in combination with azacitidine in patients with advanced MDS showed an overall response rate (CR+CRi+PR) of 90% (nine out of 10), including eight complete responses. The Company plans to initiate a randomized, placebo-controlled Phase II trial of Pracinostat in combination with azacitidine in patients with MDS by June 2013. In addition, MEI Pharma is developing two drug candidates derived from its isoflavone-based technology platform, ME-143 and ME-344. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.